EXHIBIT 99.1

GORMAN-RUPP REPORTS RECORD FIRST QUARTER 2014 REVENUE

Mansfield, Ohio – April 24, 2014 – The Gorman-Rupp Company (NYSE MKT: GRC), a leading international designer, manufacturer and marketer of pumps and pump systems, reports financial results for the first quarter ended March 31, 2014.

Net sales during the first quarter of 2014 increased 19.0% to a record $110.1 million compared to $92.5 million during the same period in 2013. Domestic sales increased 28.0% or $15.7 million and international sales increased 5.3% or $1.9 million. Sales in water end markets increased $12.0 million and sales in non-water end markets increased $5.6 million during the first quarter.

The increase in water end market sales was due about equally to increases in shipments of $4.1 million in the construction market principally for pumps for rental businesses and for oil and gas drilling and fracking within North America, $4.1 million in the fire market due to increased domestic commercial construction spending, and $4.3 million in the municipal market driven by large volume pumps related to wastewater and water supply. Sales increased $5.6 million in the non-water markets primarily due to increased shipments for the OEM market related to power generation equipment and pumps for military applications.

Gross profit was a record $27.6 million for the first quarter of 2014, resulting in gross margin of 25.0% compared to 23.0% in the same period in 2013. The increase in gross margin was principally due to increased sales and sales mix changes during the quarter. Operating income was $14.7 million, resulting in operating margin of 13.3% in the first quarter of 2014 compared to 8.9% in the same period in 2013. The gross margin and operating margin for the first quarter of 2013 were reduced by 90 and 150 basis points, respectively, due to a non-cash pension settlement charge which did not recur in the first quarter of 2014.

Net income was $10.0 million during the first quarter of 2014 compared to $5.8 million in the first quarter of 2013 and earnings per share were $0.38 and $0.22 for the respective periods. Earnings per share for the first quarter of 2013 included a reduction of $0.04 due to a non-cash pension settlement charge.

The Company’s backlog of orders was $171.7 million at March 31, 2014 compared to $182.2 million at December 31, 2013. Incoming orders grew 19% during the current quarter compared to the previous quarter primarily reflecting increased activity across our water end markets. The $10.5 million decrease in backlog is principally due to record shipments during the current quarter. Approximately $56.1 million of the PCCP project to supply major flood control pumps to a member of a joint venture construction group for a significant New Orleans flood control project remain in the March 31, 2014 backlog total. The pumps for this project are expected to be shipped primarily in the second half of 2014 and first half of 2015.

Cash and short-term investments totaled $22.0 million and short-term bank debt was $5.2 million at March 31, 2014. Working capital rose 5.4% from December 31, 2013 to a record $135.5 million at March 31, 2014 principally due to increased first quarter 2014 net sales. Net capital expenditures for

2014, consisting principally of machinery and equipment and building improvements, are estimated to be in the range of $12 to $14 million and are expected to be financed through internally generated funds.

Jeffrey S. Gorman, President and CEO said, “We are pleased to be off to a strong start in 2014 with record quarterly revenue. We are encouraged by the on-going stabilization in key markets the Company serves and continue to believe 2014 should be a solid year for the Company.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including interest rates and capital and consumer spending; (2) competitive factors and competitor responses to Gorman-Rupp initiatives; (3) successful development and market introductions of anticipated new products; (4) stability of government laws and regulations, including taxes; (5) stable governments and business conditions in emerging economies; (6) successful penetration of emerging economies; (7) unforeseen delays or disruptions in the New Orleans flood control project; and (8) continuation of the favorable environment to make acquisitions, domestic and foreign, including regulatory requirements and market values of candidates. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

David P. Emmens

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1477

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended March 31,
	2014	2013
Net sales	$110,064	$92,457
Cost of products sold	82,510	71,233

Gross profit	27,554	21,224

Selling, general and administrative expenses	12,861	12,967

Operating income	14,693	8,257

Other income (expense) - net	139	(30)

Income before income taxes	14,832	8,227
Income taxes	4,878	2,409

Net income	$9,954	$5,818

Earnings per share	$0.38	$0.22

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	March 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$22,004	$31,376
Accounts receivable - net	71,902	59,374
Inventories	88,933	89,946
Deferred income taxes and other current assets	8,370	8,593

Total current assets	191,209	189,289

Property, plant and equipment - net	129,648	131,189

Other assets	5,749	3,657

Goodwill and other intangible assets	31,199	31,503

Total assets	$357,805	$355,638

Liabilities and shareholders’ equity
Accounts payable	$16,961	$17,882
Short-term debt	5,163	9,000
Accrued liabilities and expenses	33,558	33,878

Total current liabilities	55,682	60,760

Postretirement benefits	18,563	18,393

Deferred and other income taxes	12,339	12,345

Total liabilities	86,584	91,498

Shareholders’ equity	271,221	264,140

Total liabilities and shareholders’ equity	$357,805	$355,638

Shares outstanding	26,253,043	26,253,043